Exhibit 23.2

CONSENT OF INDEPENDENT REGISTERED PUBLIC ACCOUNTING FIRM

We consent to the incorporation by reference in this Registration Statement on Form S-4 of FS Bancorp, Inc., of our report dated September 15, 2017, relating to the consolidated financial statements of Anchor Bancorp, which report appears in the Annual Report on Form 10-K of Anchor Bancorp for the year ended June 30, 2017, and to the reference to our firm under the heading "Experts" in the proxy statement/prospectus, which is part of this Registration Statement.

/s/ Moss Adams LLP

Spokane, Washington
September 7, 2018